IMPORTANT NOTICE REGARDING BLACKOUT TRADING RESTRICTIONS

Date:	May 27, 2003
To:	UST Inc. Directors and Officers Subject to Section 16
From:	Debra A. Baker, Senior Vice President and Secretary

The purpose of this notice is to inform you that the UST Inc. Employees’ Savings Plan (the “Savings Plan”) will be entering a blackout period due to a change in the recordkeeper. As a result of the change in recordkeepers, all Savings Plan participants will be unable to exchange, or otherwise acquire, transfer or dispose of (“trade”) investments, including shares of UST Inc. Common Stock (“Company Stock”), held in their plan accounts for a period of more than three consecutive business days (the “blackout period”). The Securities and Exchange Commission (“SEC”) recently published final rules under the Sarbanes-Oxley Act of 2002 (P.L. 107-24) which apply to 401(k) plan blackout periods beginning on or after January 26, 2003. Because you are a director or Section 16 reporting officer, please be aware that the blackout period under the Savings Plan has a direct impact on your ability to trade Company Stock.

Pursuant to the final rules, during the blackout period you may not exercise stock options or trade Company Stock held outside of the Savings Plan. Specifically, the insider trading restrictions prohibit you from directly or indirectly purchasing, selling, acquiring or transferring any equity or derivative security of the Company that you acquired in connection with service or employment as a director or executive officer of the Company. Equity securities, including derivative securities (such as stock options), acquired during your service as a director or officer are subject to the restriction, including securities acquired before the Sarbanes-Oxley Act was passed.

The following transactions are exempt from the trading restriction pursuant to final rules adopted by the SEC:

1) regularly scheduled purchases or sales of employer securities pursuant to an automatic election, which satisfy Rule 10b5-1; 2) purchases or sales of company stock under a qualified 401(k) retirement plan in the normal course of on-going employee deferrals; and 3) increases or decreases in equity holdings resulting from a stock split, stock dividend or pro rata rights distribution.

Violations of the insider trading restrictions on directors and Section 16 officers will allow the Company or a security holder acting on behalf of the Company to bring an action to recover the profits realized by you. In addition, the SEC may bring an enforcement action against you, including civil injunction proceedings, cease-and-desist actions, civil penalties and all other remedies available to the SEC under the Exchange Act, including, in some cases, criminal penalties.

Key Dates:

•	May 22, 2003: Savings Plan participants were informed of the blackout.

•	July 1, 2003: Savings Plan blackout period begins.

•	Week of July 20, 2003: Savings Plan blackout period ends. During this period, you can determine whether the blackout period has ended by calling me directly at 203-622-3656.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension of the blackout is needed. Please direct any questions regarding the blackout period and the change in the Savings Plan recordkeeper to Donna Rocco, Manager-Pension and Savings Programs or Linda Switzer, Director-Compensation and Benefits at (203) 661-1100, UST Inc. Corporate Headquarters, 100 West Putnam Avenue, Greenwich, CT 06830.